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                                                                      EXHIBIT 14

                               WAYNE BANCORP, INC.
                            SENIOR FINANCIAL OFFICERS
                                 CODE OF ETHICS

I. INTRODUCTION

                  The Board of Directors of Wayne Bancorp, Inc. (the "Company") has developed and adopted this Code of Ethics applicable to the Company's Chief Executive Officer, Chief Financial Officer and Controller (collectively, the "Senior Financial Officers"). The purpose of this Code of Ethics is to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosure in periodic reports filed by the Company; and to promote compliance with all applicable laws, rules and regulations that apply to the Company and its Senior Financial Officers.

II. HONEST AND ETHICAL CONDUCT

         While we expect honest and ethical conduct from all of our employees in all aspects of our business, we expect the highest possible honest and ethical conduct from our Senior Financial Officers. A Senior Financial Officer owes a duty to the Company to act and perform his or her responsibilities with honest and ethical conduct. In order to maintain the highest degree of integrity in the conduct of the Company's business and to maintain a Senior Financial Officer's independent judgment, conflicts of interest must be avoided.

         A "conflict of interest" occurs when a Senior Financial Officer has any duties or interests, whether professional or personal, that are mutually incompatible and may conflict with the proper and impartial fulfillment of the Senior Financial Officer's duties, responsibilities or obligations to the Company. In particular, a Senior Financial Officer must never use or attempt to use his or her position at the Company to obtain any improper personal benefit for himself or herself, or for any other person.

         Actions that might involve a conflict of interest, or the appearance of one, should be disclosed in writing to the Audit Committee for review. If approval of such a situation is appropriate, the disclosure and approval will be filed in the Senior Financial Officer's personnel file. Senior Financial Officers who knowingly fail to disclose conflicts of interest are subject to discipline, up to and including dismissal.

III. DISCLOSURE

         Senior Financial Officers are responsible for ensuring that the disclosure in the Company's periodic reports is full, fair, accurate, timely and understandable. Financial activities must be recorded in compliance with all applicable laws and accounting practices. Knowingly making false, misleading or incomplete entries, records or documentation is strictly prohibited. A Senior Financial Officer will be considered to have knowingly made false, misleading or incomplete entries, records or documentation if he or she knowingly (i) makes, or permits or directs another to make, materially false, misleading or incomplete entries in the Company's, or any of its subsidiaries', financial statements or records; (ii) fails to correct materially false, misleading or incomplete financial statements or records; (iii) signs, or permits another to sign, a document containing materially false, misleading or incomplete information, or (iv) falsely responds, or fails to respond, to specific inquiries of the Company's external accountant.

         Any Senior Financial Officer who is aware of a materially false or misleading statement or an omission in any of the Company's periodic reports is required to report the matter to the Audit Committee, the Chief Executive Officer or General Counsel promptly.

         Senior Financial Officers are responsible for adequately supervising the preparation of financial disclosure in the periodic reports required to be filed by the Company. Adequate supervision includes closely reviewing and critically analyzing the financial information to be disclosed.

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IV. COMPLIANCE

         It is the Company's policy to conduct its business in a responsible and ethical manner. As such, we comply with all applicable laws, rules and regulations. It is the responsibility of each Senior Financial Officer to adhere to the standards and restrictions imposed by these laws, rules and regulations that pertain to accounting and auditing matters and filing of periodic reports, as well as all other applicable laws that relate to the Company and the conduct of its business.

         If a Senior Financial Officer suspects that a situation violates any applicable law, rule, regulation or this Code of Ethics, he or she is to report that situation to the General Counsel or the Chief Executive Officer. No one will be subject to retaliation because of a good faith report of a suspected violation.

         If a Senior Financial Official fails to comply with this Code of Ethics or any applicable laws or regulations, he or she is subject to disciplinary measure, up to and including discharge.

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